SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)
                      AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 4)

                         WESTERN PACIFIC AIRLINES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   959080-10-2
                                 (CUSIP Number)

--------------------------------------------------------------------------------
CUSIP No.   959080-10-2         13G                           Page 2 of 6 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1
       NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Aviation Group Limited Partnership
--------------------------------------------------------------------------------
 2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) G
                                                                     (b) G
--------------------------------------------------------------------------------
 3
       SEC USE ONLY


--------------------------------------------------------------------------------
 4
       CITIZENSHIP OR PLACE OF ORGANIZATION

        Arizona Limited Partnership
--------------------------------------------------------------------------------
           5
                SOLE VOTING POWER
                NUMBER OF
                0

          ----------------------------------------------------------------------
           6
 SHARES         SHARED VOTING POWER
BENEFICIALLY
 OWNED BY       864,774 (See disclaimer in item 4 below)
  EACH    ----------------------------------------------------------------------
REPORTING  7
 PERSON        SOLE DISPOSITIVE POWER
  WITH
                0
          ----------------------------------------------------------------------
           8
               SHARED DISPOSITIVE POWER

               864,774 (See disclaimer in item 4 below)

--------------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        864,774 (See disclaimer in item 4 below)
--------------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.4%
--------------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.   959080-10-2        13G                           Page 3 of 6 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1
       NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Edward R. Beauvais
--------------------------------------------------------------------------------
 2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) G
                                                                     (b) G


--------------------------------------------------------------------------------
 3
       SEC USE ONLY


--------------------------------------------------------------------------------
 4
       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States Citizen
--------------------------------------------------------------------------------
           5
                SOLE VOTING POWER
                NUMBER OF
                130,000

          ----------------------------------------------------------------------
           6
 SHARES         SHARED VOTING POWER
BENEFICIALLY
 OWNED BY       864,774 (See disclaimer in item 4 below)
  EACH    ----------------------------------------------------------------------
REPORTING  7
 PERSON         SOLE DISPOSITIVE POWER
  WITH
                130,000
          ----------------------------------------------------------------------
           8
                SHARED DISPOSITIVE POWER

                864,774 (See disclaimer in item 4 below)

--------------------------------------------------------------------------------
9
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        994,774 (See disclaimer in item 4 below)
------ -------------------------------------------------------------------------
10
       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        G

--------------------------------------------------------------------------------
11
       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.3%
--------------------------------------------------------------------------------
12
       TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

                                                              Page 4 of 6 Pages
                                 AMENDMENT NO. 3
                                       TO
                                  SCHEDULE 13G

         The items identified below are amended as set forth below.

Item 2(a).        Name of Person Filing:

         This statement is being filed on behalf of the following entity and individual:

         Aviation Group Limited Partnership ("AGLP"); and
         Edward R. Beauvais ("Beauvais").

Item 4.           Ownership.

         As of October 2, 1997, (i) AGLP beneficially owned 864,774 shares of Common Stock of the Issuer, or 6.4% of the then outstanding Common Stock of the Issuer and (ii) Beauvais beneficially owned 994,774 shares of Common Stock of the Issuer, or 7.3% of the then outstanding Common Stock of the Issuer, which includes 60,000 shares of Common Stock issuable upon the exercise of stock options. Each of the foregoing ownership interests is based on a total of 13,550,665 shares of Common Stock outstanding as of August 1, 1997.

         As to all shares of Common Stock beneficially owned by AGLP, AGLP disclaims voting and disposition power with respect thereto. Beauvais disclaims beneficial ownership of 864,774 shares of Common Stock, which shares are currently held in the name of AGLP.

         As to the 864,774 shares of Common Stock beneficially owned by AGLP, of which Beauvais is a general partner and Beauvais (along with his spouse and children) is a beneficial owner, AGLP shares voting and disposition power with respect thereto. Beauvais shares voting and disposition power with respect to 864,774 shares of Common Stock, which shares are currently held in the name of AGLP. Beauvais has sole voting and disposition power with respect to 130,000 shares of Common Stock.


                  Exhibit A Joint Filing Agreement dated as of October 2, 1997.

                 Exhibit B Limited  Power of Attorney and  Confirming
                          Statement   (incorporated  by  reference  to
                          Exhibit B of  Amendment  2 to  Schedule  13G
                          dated  February  25, 1997 and filed with the
                          Securities   and  Exchange   Commission   on
                          February 27, 1997).

                                                           Page 5 of 6 Pages




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       AVIATION GROUP LIMITED PARTNERSHIP


DATED:  October 2, 1997                By:  /s/ C. Steven Rorke
                                         ------------------------
                                         Edward R. Beauvais, General Partner
                                         by C. Steven Rorke,
                                         Attorney-in-Fact


DATED:  October 2, 1997                By:  /s/ C. Steven Rorke
                                          --------------------------
                                          Edward R. Beauvais, personally
                                          by C. Steven Rorke,
                                          Attorney-in-Fact

                                                           Page 6 of 6 Pages

                                                               EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned, and each of them, do hereby agree and consent to the filing of a single statement on Schedule 13G and amendments thereto, in accordance with the provisions of Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

                                          AVIATION GROUP LIMITED PARTNERSHIP



DATED:  October  2, 1997                  By:  /s/ C. Steven Rorke
                                             --------------------------
                                             Edward R. Beauvais, General Partner
                                             by C. Steven Rorke,
                                             Attorney-in-Fact



DATED:  October 2, 1997                     By: /s/ C. Steven Rorke
                                               --------------------------
                                               Edward R. Beauvais, personally
                                               by C. Steven Rorke,
                                               Attorney-in-Fact